May 11, 2007

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statement about our firm included under Item 4.01 of the Form 8-K dated May 9, 2007, with regards to the change in auditors for Guangzhou Global Telecom, Inc. and agree with the statements regarding our firm contained in the Form 8- K.

/s/ Lawrence H. Wolfe For the firm

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